Exhibit 99.1
FOR IMMEDIATE RELEASE

Momentive Performance Materials Inc. Announces Third Quarter 2013 Results
WATERFORD, N.Y., (November 13, 2013) - Momentive Performance Materials Inc. (“Momentive Performance Materials” or the “Company”) today announced results for the third quarter ended September 30, 2013. Results for the third quarter of 2013 include:

•	Net sales of $604 million compared to $571 million in the prior year period.

•
Operating income of $7 million versus operating loss of $(7) million in the prior year period. Third quarter 2013 operating income improved versus third quarter 2012 due to improved gross margins and a $10 million decrease in selling, general and administrative expenses.

•	Net loss of $(67) million compared to a net loss of $(81) million in the prior year period, which reflected the improved operating income partially offset by a $6 million increase in interest costs.

•	Segment EBITDA of $55 million compared to $51 million in the prior year period. Segment EBITDA is a non-GAAP financial measure and is defined and reconciled to net loss later in this release.
“While we posted year-over-year gains in Segment EBITDA, we continue to operate in a slow-growth environment amid continued global economic volatility,” said Craig O. Morrison, Chairman, President and CEO. “Our overall third quarter 2013 Segment EBITDA also reflected the impact of seasonality that we have historically experienced. Third quarter 2013 silicones Segment EBITDA totaled $55 million compared to $44 million in the prior year period, reflecting modest improvement in North American sales and the impact of our cost reduction and productivity initiatives, partially offset by decreased pricing and mix shift. The results of our quartz business continued to reflect cyclically weak demand for semiconductor capital goods.”
“Our aggressive cost reduction initiatives helped offset continued soft demand from ongoing economic volatility. We also continue to aggressively focus on the remaining cost reduction initiatives and anticipate fully realizing $10 million of total pro forma savings that are remaining from the Shared Services Agreement and the incremental restructuring actions over the next 12 to 15 months.”
Business Results
Following are net sales and Segment EBITDA by business for the third quarter ended September 30, 2013 and 2012. Segment EBITDA is defined as EBITDA adjusted for certain non-cash and certain other income and expenses. Segment EBITDA is an important measure used by the Company’s senior management and board of directors to evaluate operating results and allocate capital resources among businesses. Other primarily represents certain general and administrative expenses that are not allocated to the businesses. (Note: Segment EBITDA is defined and reconciled to net loss later in this release).
Net Sales (1):

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Silicones	$549	$512	$1,636	$1,616
Quartz	55	59	148	175
Total	$604	$571	$1,784	$1,791

(1)	Interbusiness sales are not significant and, as such, are eliminated within the selling business.
Segment EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Silicones	$55	$44	$193	$153
Quartz	11	16	27	38
Other	(11)	(9)	(34)	(27)

Reconciliation of Segment EBITDA to Net Loss (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Segment EBITDA:
Silicones	$55	$44	$193	$153
Quartz	11	16	27	38
Other	(11)	(9)	(34)	(27)

Reconciliation:
Items not included in Segment EBITDA:
Non-cash charges	1	—	(4)	(12)
Restructuring and other costs	(9)	(8)	(17)	(32)
Total adjustments	(8)	(8)	(21)	(44)
Interest expense, net	(77)	(71)	(234)	(197)
Income tax benefit (expense)	5	(5)	—	(9)
Depreciation and amortization	(42)	(48)	(129)	(142)
Loss on extinguishment and exchange of debt	—	—	—	(6)
Net loss	$(67)	$(81)	$(198)	$(234)
Liquidity and Capital Resources
At September 30, 2013, the Company had approximately $3.2 billion of long-term debt compared to $3.1 billion at December 31, 2012. In addition, at September 30, 2013, the Company had $245 million in liquidity, including $92 million of unrestricted cash and cash equivalents (of which $84 million is maintained in foreign jurisdictions) and $153 million of borrowings available under its secured revolving credit facilities (without triggering the financial maintenance covenant under the ABL Facility).
On September 30, 2013, the Company was in compliance with all covenants under the credit agreements governing its secured revolving credit facilities and under the indentures governing the notes. Based on the Company’s current assessment of its operating plan and the general economic outlook, the Company believes that its cash flow from operations and available cash and cash equivalents, including available borrowings under its new secured revolving credit facilities, will be adequate to meet its liquidity needs for at least the next twelve months.
Earnings Call
Momentive Performance Materials will host a teleconference to discuss third quarter 2013 results on Wednesday, November 13, 2013, at 10 a.m. Eastern Time.
Interested parties are asked to dial-in approximately 10 minutes before the call begins at the following numbers:

U.S. Participants: 800-706-7741
International Participants: 617-614-3471
Participant Passcode: 41096211
Live Internet access to the call and presentation materials will be available through the Investor Relations section of the Company’s website: www.momentive.com.
A replay of the call will be available for three weeks beginning at 1 p.m. Eastern Time on November 13, 2013. The playback can be accessed by dialing 888-286-8010 (U.S.) and +1-617-801-6888 (International). The passcode is 57978927. A replay also will be available through the Investor Relations Section of the Company’s website.

Covenants under our Secured Credit Facilities and the Notes
The instruments that govern the Company’s indebtedness contain, among other provisions, restrictive covenants (and incurrence tests in certain cases) regarding indebtedness, dividends and distributions, mergers and acquisitions, asset sales, affiliate transactions, capital expenditures and the maintenance of certain financial ratios (depending on certain conditions). Payment of borrowings under the Company’s secured revolving credit facilities and notes may be accelerated if there is an event of default as determined under the governing debt instrument. Events of default under the credit agreements governing the secured revolving credit facilities include the failure to pay principal and interest when due, a material breach of a representation or warranty, most covenant defaults, events of bankruptcy and a change of control. Events of default under the indentures governing the notes include the failure to pay principal and interest, a failure to comply with covenants, subject to a 30-day grace period in certain instances, and certain events of bankruptcy.
The ABL Facility does not have any financial maintenance covenants other than a minimum fixed charge coverage ratio of 1.0 to 1.0 that would only apply if the Company’s availability under the ABL Facility at any time is less than the greater of (a) 12.5% of the lesser of the borrowing base and the total ABL Facility commitments at such time and (b) $27 million. The fixed charge coverage ratio under the credit agreement governing the ABL Facility is generally defined as the ratio of (a) Adjusted EBITDA minus non-financed capital expenditures and cash taxes to (b) debt service plus cash interest expense plus certain restricted payments, each measured on a LTM basis. The Company does not currently meet such minimum ratio, and therefore the Company does not expect to allow availability under the ABL Facility to fall below such levels.
In addition, the financial maintenance covenant in the credit agreement governing the Cash Flow Facility provides that beginning in the third quarter of 2014, the first full quarter following the one year anniversary of our entry into the Cash Flow Facility, at any time that loans are outstanding under the facility, the Company will be required to maintain a specified net first-lien indebtedness to Adjusted EBITDA ratio, referred to as the “Senior Secured Leverage Ratio.” Specifically, the ratio of our “Total Senior Secured Net Debt” (as defined in the credit agreement) to trailing twelve-month Adjusted EBITDA (as adjusted per the credit agreement) may not exceed 5.25 to 1 as of the last day of the applicable quarter (beginning with the last day of the third quarter of 2014). Although the Company was not required to meet such ratio requirement, as of September 30, 2013, the Company had a Senior Secured Leverage Ratio of 4.75 to 1.0 under the Cash Flow Facility.
In addition to the financial maintenance covenants described above, the Company is also subject to certain incurrence tests under the credit agreements governing the secured revolving credit facilities and the indentures governing the notes that restrict the Company’s ability to take certain actions if the Company is unable to meet specified ratios. For instance, the indentures governing the notes contain an incurrence test that restricts the Company’s ability to incur indebtedness or make investments, among other actions, if the Company does not maintain an Adjusted EBITDA to Fixed Charges ratio (measured on a LTM basis) of at least 2.00 to 1.00. The Adjusted EBITDA to Fixed Charges ratio under the indentures is generally defined as the ratio of (a) Adjusted EBITDA to (b) net interest expense excluding the amortization or write-off of deferred financing costs, each measured on a LTM basis. The restrictions on the Company’s ability to incur indebtedness or make investments under the indentures that apply as a result, however, are subject to exceptions, including exceptions that permit indebtedness under the secured revolving credit facilities. Based on its forecast, the Company believes that its cash flow from operations and available cash and cash equivalents, including available borrowing capacity under the secured revolving credit facilities, will be sufficient to fund operations and pay liabilities as they come due in the normal course of business for at least the next 12 months.
On September 30, 2013, the Company was in compliance with all covenants under the credit agreements governing our secured revolving credit facilities and under the indentures governing the notes.
Reconciliation of Financial Measures that Supplement U.S. GAAP
Adjusted EBITDA is defined as EBITDA adjusted for certain non-cash and certain non-recurring items and other adjustments calculated on a pro-forma basis, including the expected future cost savings from business optimization or other programs and the expected future impact of acquisitions, in each case as determined under the governing debt instrument. As the Company is highly leveraged, the Company believes that including the supplemental adjustments that are made to calculate Adjusted EBITDA provides additional information to investors about the Company’s ability to comply with its financial covenants and to obtain additional debt in the future. Adjusted EBITDA is not a defined term under GAAP. Adjusted EBITDA is not a measure of financial condition, liquidity or profitability, and should not be considered as an alternative to net income (loss) determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not take into account certain items such as interest and principal payments on the Company’s indebtedness, depreciation and amortization expense (because the Company uses capital assets, depreciation and amortization expense is a necessary element of the Company’s costs and ability to generate revenue), working capital needs, tax payments (because the payment of taxes is part of the Company’s operations, it is a necessary element of the Company’s costs and ability to operate), non-recurring expenses and capital expenditures. Fixed Charges under the indentures should not be considered as an alternative to interest expense.

The following table reconciles net loss attributable to Momentive Performance Materials Inc. to EBITDA and Adjusted EBITDA (as calculated under our credit agreements and as substantially calculated under the indentures) for the period presented:

September 30, 2013
(In millions)	LTM Period
Net loss	$(329)
Loss on extinguishment and exchange of debt	50
Interest expense, net	313
Income tax benefit	(1)
Depreciation and amortization	174
EBITDA	207
Restructuring and other costs (a)	28
Non cash and purchase accounting effects (b)	—
Management fee and other (c)	5
Pro forma savings from Shared Services Agreement (d)	2
Pro forma savings from other initiatives (e)	8
Exclusion of Unrestricted Subsidiary results (f)	(16)
Adjusted EBITDA	$234

Key calculations under the Credit Agreement governing the Cash Flow Facility
Total Senior Secured Net Debt	$1,111
Senior Secured Leverage Ratio for the twelve month period ended September 30, 2013 (g)	4.75

(a)	Relates primarily to restructuring and other costs.

(b)
Non-cash items include the effects of (i) stock-based compensation expense, (ii) non-cash mark-to-market revaluation of foreign currency forward contracts and unrealized gains or losses on revaluations of the U.S. dollar denominated debt of our foreign subsidiaries and the Euro denominated debt of our U.S. subsidiary, (iii) unrealized natural gas derivative gains or losses and (iv) impairments or disposals. For the twelve month period ended September 30, 2013, non-cash items include: (i) pension curtailment gains of $3, (ii) unrealized foreign currency exchange losses of $1 and (iii) stock-based compensation expense of $1.

(c)	Management Fee and Other include management and other fees to Apollo and affiliates and business optimization expenses.

(d)	Represents estimated cost savings, on a pro forma basis, from the Shared Services Agreement with MSC.

(e)
Represents estimated cost savings, on a pro forma basis, from initiatives not related to the Shared Services Agreement implemented or being implemented by management, including headcount reductions and indirect cost savings.

(f)	Reflects the exclusion of the EBITDA of our subsidiaries that are designated as Unrestricted Subsidiaries under our debt documents.

(g)
The Senior Secured Leverage Ratio measures the ratio of Senior Secured Net Debt to Adjusted EBITDA. The Senior Secured Leverage Ratio maintenance covenant under the Cash Flow Facility will not begin to apply until the third quarter of 2014.

Forward-Looking and Cautionary Statements
Certain statements in this press release are forward-looking statements within the meaning of and made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, our management may from time to time make oral forward-looking statements. All statements, other than statements of historical facts, are forward-looking statements. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “may,” “will,” “could,” “should,” “seek” or “intend” and similar expressions. Forward-looking statements reflect our current expectations and assumptions regarding our business, the economy and other future events and conditions and are based on currently available financial, economic and competitive data and our current business plans. Actual results could vary materially depending on risks and uncertainties that may affect our operations, markets, services, prices and other factors as discussed in the Risk Factors section of our filings with the Securities and Exchange Commission (the “SEC”). While we believe our assumptions are reasonable, we caution you against relying on any forward-looking statements as it is very difficult to predict the impact of known factors, and it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the impact of our substantial indebtedness, our failure to comply with the financial maintenance covenants under our secured revolving credit facilities or other covenants under such facilities or other debt instruments, a weakening of global economic and financial conditions, interruptions in the supply of or increased cost of raw materials, changes in governmental regulations and related compliance and litigation costs, difficulties with the realization of cost savings in connection with our strategic initiatives, including transactions with our affiliate, Momentive Specialty Chemicals Inc., pricing actions by our competitors that could affect our operating margins, and the other factors listed in the Risk Factors section of our other SEC filings. For a more detailed discussion of these and other risk factors, see the Risk Factors section in our most recent Annual Report on Form 10-K and our other filings made with the SEC. All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The forward-looking statements made by us speak only as of the date on which they are made. Factors or events that could cause our actual results to differ may emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.
About the Company
Momentive Performance Materials Inc. is a global leader in silicones and advanced materials, with a 70-year heritage of being first to market with performance applications for major industries that support and improve everyday life. The Company delivers science-based solutions, by linking custom technology platforms to opportunities for customers. Momentive Performance Materials Inc. is an indirect wholly owned subsidiary of Momentive Performance Materials Holdings LLC.
About Momentive
Momentive Performance Materials Holdings LLC (“Momentive”) is the ultimate parent company of Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. Momentive is a global leader in specialty chemicals and materials, with a broad range of advanced specialty products that help industrial and consumer companies support and improve everyday life. Its technology portfolio delivers tailored solutions to meet the diverse needs of its customers around the world. Momentive was formed in October 2010 through the combination of entities that indirectly owned Momentive Performance Materials Inc. and Hexion Specialty Chemicals, Inc. The capital structures and legal entity structures of both Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. and their respective subsidiaries and direct parent companies, remain separate. Momentive Performance Materials Inc. and Momentive Specialty Chemicals Inc. file separate financial and other reports with the Securities and Exchange Commission. Momentive is controlled by investment funds affiliated with Apollo Global Management, LLC. Additional information about Momentive and its products is available at www.momentive.com.
Contacts
Investors and Media:
John Kompa
614-225-2223
john.kompa@momentive.com

(See Attached Financial Statements)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Net sales	$604	$571	$1,784	$1,791
Costs and expenses:
Cost of sales, excluding depreciation	444	410	1,277	1,293
Selling, general and administrative expense	84	94	276	307
Depreciation and amortization expense	42	48	129	142
Research and development expense	18	18	51	53
Restructuring and other costs	9	8	17	32
Operating income (loss)	7	(7)	34	(36)
Interest expense, net	77	71	234	197
Other expense (income), net	1	—	—	(11)
Loss on extinguishment and exchange of debt	—	—	—	6
Loss before income taxes and earnings from unconsolidated entities	(71)	(78)	(200)	(228)
Income tax (benefit) expense	(5)	5	—	9
Loss before earnings from unconsolidated entities	(66)	(83)	(200)	(237)
(Losses) earnings from unconsolidated entities, net of taxes	(1)	2	2	3
Net loss	$(67)	$(81)	$(198)	$(234)

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except share data)	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents (including restricted cash of $5 at September 30, 2013)	$97	$110
Accounts receivable (net of allowance for doubtful accounts of $4 and $3, respectively)	325	293
Due from affiliates	8	6
Inventories:
Raw materials and work in process	118	107
Finished goods	287	267
Prepaid expenses	19	14
Deferred income taxes	7	6
Other current assets	56	44
Total current assets	917	847
Property and equipment, net	952	1,016
Investment in unconsolidated entities	7	5
Other long-term assets	109	104
Deferred income taxes	28	27
Intangible assets, net	465	493
Goodwill	390	412
Total assets	$2,868	$2,904
Liabilities and Deficit
Current liabilities:
Trade payables	$254	$254
Short-term borrowings	5	6
Accrued expenses and other liabilities	135	157
Accrued interest	99	83
Due to affiliates	9	3
Accrued income taxes	7	6
Deferred income taxes	19	19
Current installments of long-term debt	27	29
Total current liabilities	555	557
Long-term liabilities:
Long-term debt	3,175	3,081
Other liabilities	58	56
Pension liabilities	303	311
Deferred income taxes	45	47
Total liabilities	4,136	4,052
Deficit
Common stock - $0.01 par value; 100 shares authorized, issued and outstanding at September 30, 2013 and December 31, 2012	—	—
Additional paid-in capital	716	606
Accumulated deficit	(2,132)	(1,934)
Accumulated other comprehensive income	148	180
Total deficit	(1,268)	(1,148)
Total liabilities and deficit	$2,868	$2,904

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended September 30,
(In millions)	2013	2012
Cash flows used in operating activities
Net loss	$(198)	$(234)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	129	142
Loss on extinguishment and exchange of debt	—	6
Amortization of debt discount and issuance costs	7	15
Deferred income tax (benefit) expense	(10)	(3)
Unrealized foreign currency losses	5	5
Other non-cash adjustments	2	(1)
Net change in assets and liabilities:
Accounts receivable	(37)	6
Inventories	(37)	(6)
Due to/from affiliates	3	(1)
Accrued income taxes	1	1
Prepaid expenses and other assets	(16)	1
Accounts payable	10	(9)
Accrued expenses and other liabilities	12	(6)
Net cash used in operating activities	(129)	(84)
Cash flows used in investing activities
Capital expenditures	(56)	(77)
Capitalized interest	(1)	—
Purchases of intangible assets	(2)	(2)
Proceeds from sale of assets	1	2
Change in restricted cash	(5)	—
Net cash used in investing activities	(63)	(77)
Cash flows provided by financing activities
Net short-term debt (repayments) borrowings	(1)	1
Borrowings of long-term debt	344	559
Repayments of long-term debt	(258)	(487)
Long-term debt financing fees	(11)	(8)
Proceeds from capital contribution	102	—
Net cash provided by financing activities	176	65
Decrease in cash and cash equivalents	(16)	(96)
Effect of exchange rate changes on cash and cash equivalents	(2)	1
Cash and cash equivalents (unrestricted), beginning of period	110	199
Cash and cash equivalents (unrestricted), end of period	$92	$104
Supplemental disclosures of cash flow information
Capital expenditures included in accounts payable	$12	$18
Non-cash capital contribution from parent	7	—